Exhibit 10.5
Execution Version
TRADEMARK LICENSE AGREEMENT
by and between
SolarWinds Corporation
and
N-able, Inc.
Dated as of July 16, 2021

i

TRADEMARK LICENSE AGREEMENT
This Trademark License Agreement (this “Agreement”), dated as of July 16, 2021 and made effective as of the Distribution Date (the “Effective Date”), is made and entered into by and between SolarWinds Corporation (“Parent”), a Delaware corporation, and N-able, Inc. (“SpinCo”), a Delaware corporation. Parent and SpinCo are collectively referred to as the “Parties” and individually referred to as a “Party.”
W I T N E S S E T H:
WHEREAS, the Parties have entered into that certain Separation and Distribution Agreement, dated July 16, 2021 (the “Separation Agreement”), pursuant to which SpinCo became a separate company apart from Parent;
WHEREAS, SpinCo desires to obtain from Parent a license to certain trademarks used by SpinCo as of the Effective Date and Parent is willing to grant such license, solely to the extent explicitly set forth, and in accordance with the terms and conditions of this Agreement; and
WHEREAS, the execution of this Agreement by both Parties is a condition of the closing of the transactions contemplated by the Separation Agreement.
NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1    Definitions. Unless otherwise defined herein, all capitalized terms used herein shall have the same meanings as in the Separation Agreement.
The following capitalized terms as used in this Agreement shall have the meanings set forth below:
(a)    “Commercialize” means (i) with respect to products, to develop, design, offer, advertise, market, promote, distribute, sell and/or otherwise commercialize and (ii) with respect to services, to perform, offer, advertise, market, promote, distribute, render, sell and/or otherwise commercialize.
(b)    “Domain Names” means and is limited to the domain names listed or referenced in Exhibit A attached hereto, which consist of the SpinCo Domains and the Parent Domains, defined therein.
(c)    “Licensed Marks” means and is limited to the trademarks listed or referenced in Exhibit A attached hereto alone and in such combinations with other words, phrases and logos that were in use by Parent in the conduct of the SpinCo Business as of the Effective Date, expressly excluding the SpinCo Marks.

(d)    “Products” means products of a type sold prior to the Effective Date by Parent in the conduct of the SpinCo Business, together with any packaging, advertising, marketing, and promotional materials relating thereto.
(e)    “Services” mean services of a type sold prior to the Effective Date by Parent in the conduct of the SpinCo Business, in each case, together with any packaging, advertising, marketing, and promotional materials relating thereto.
(f)    “SpinCo Marks” means any trademarks owned by SpinCo or any of its controlled Affiliates.
(g)    “Term” has the meaning set forth in Section 5.1 (Term).
(h)    “Usage Guidelines” means Parent’s formal guidelines for use of the Licensed Marks, as reasonably implemented by Parent and as may be provided by Parent to SpinCo.
ARTICLE II
GRANT OF RIGHTS
Section 2.1    License Grants.
(a)    Licensed Marks. Subject to the terms and conditions of this Agreement, Parent hereby grants to SpinCo a limited, worldwide, non-exclusive, non-assignable (except as set forth in Section 7.5 (Assignment)), sublicensable (pursuant to Section 2.1(c) (Sublicensing) of this Agreement), royalty-free, fully paid-up license to use the Licensed Marks only:
(1)    in connection with Products and Services, for the period beginning on the Effective Date and ending two (2) years thereafter (“Transition Term”);
(2)    as incorporated in the SpinCo Domains to use such SpinCo Domains as a domain mask for a website of SpinCo’s designation in connection with the SpinCo Business during the Transition Term and so long as such website bears a statement as to the non-affiliation of the Parties; and
(3)    as incorporated in the SpinCo Domains to redirect visitors to such domain to a website of SpinCo’s designation in connection with the SpinCo Business, in perpetuity;
each of the foregoing subsections (1-3) subject to the further provisions in Subsections (b) and (d) below. The Parties acknowledge and agree that the license granted in subsection (3) herein is intended to limit consumer confusion and ensure that customers are able to locate the SpinCo Business.
(b)    Domain Specifics. The Parties acknowledge that, as of the Effective Date, the SpinCo Domains are owned by SpinCo and the Parent Domains are owned by Parent, and each shall continue to be so owned. During the Term, Parent shall forward any electronic mail accounts as deemed necessary by SpinCo from the Parent Domains, and SpinCo shall forward any electronic mail accounts as deemed necessary by Parent from the SpinCo Domains. In the event SpinCo proposes to allow any SpinCo Domain to lapse, SpinCo will provide Parent with notice of the same reasonably before allowing such SpinCo Domain to lapse, to permit Parent to take over administration of the same. Notwithstanding the foregoing, such failure to provide notice shall not be deemed a material breach of this Agreement.
(c)    Sublicensing. Subject to the terms and conditions of this Agreement, Parent hereby grants to SpinCo the right to sublicense its rights under this Agreement in connection with activities in the SpinCo Business by its controlled Affiliates, but not for the independent use of Third Parties, during the Term. Any sublicense granted by SpinCo hereunder must include terms and restrictions on the use of the Licensed Marks that are no less stringent than those applicable to SpinCo under this Agreement. SpinCo will ensure that its sublicensees comply with the terms of this Agreement to the extent applicable to them. SpinCo will remain responsible for any breach of this Agreement resulting from any action or failure to act by any Affiliate.
(d)    Cessation of Use. Upon cessation of use by SpinCo of any Licensed Mark or Domain Name, such Licensed Mark or Domain Name will be deemed no longer licensed pursuant to this Article II. SpinCo and its Affiliates shall use commercially reasonable efforts to reduce and cease its/their use of the Licensed Marks and transition to new trade names, service marks, trademarks, or logos, as the case may be, as soon as reasonably practicable.
(e)    Reservation of Rights. Any rights not granted to SpinCo in this Agreement are specifically reserved by and for Parent and its Affiliates. Except as expressly provided in Section 2.1 (Grants), no licenses or other rights are implied or granted by estoppel or otherwise.
ARTICLE III
QUALITY CONTROL & USE OF LICENSED MARKS
Section 3.1    All Products, Services and all materials using the Licensed Marks shall comply with all applicable laws and regulations (collectively, the “Applicable Standards”).
Section 3.2    All uses of the Licensed Marks by Licensee hereunder shall be in accordance in all respects with the provisions of this Agreement and, to the extent provided by Parent to SpinCo reasonably in advance, with the Usage Guidelines. Parent may modify the Usage Guidelines from time to time by providing SpinCo with reasonable advance notice of such modifications; provided that Parent may not impose any standards or restrictions on SpinCo that are more onerous than those applied to its or its Affiliates’ use of the Licensed Marks. During the Term, Licensee will adhere to the level of quality for the Products and Services marketed and sold using the Licensed Marks, at least as high as that maintained by Parent and its Affiliates prior to the Effective Date.
Section 3.3    SpinCo may continue to sell any Products and Services bearing the Licensed Marks during the term in the form that is substantially similar to that sold by Parent and its Affiliates prior to the Effective

Date without prior approval. In the event SpinCo substantially alters the Products and Services bearing the Licensed Mark during the Term, SpinCo will submit samples of the Products and Services bearing the Licensed Marks to Parent for approval prior to the first use of the Licensed Marks thereon.
Section 3.4    Parent shall have the right during the Term to inspect, upon reasonable notice and during normal business hours, SpinCo’s premises, records, operations, and samples in connection with the use of the Licensed Marks for the Products and Services, provided however that such inspection shall not be conducted in a manner that unduly interferes with SpinCo’s operations.
Section 3.5    During the Term, SpinCo shall not: (i) unless otherwise approved in writing by Parent in advance of such use, alter the Licensed Marks in any manner, including proportions, colors, elements, or otherwise; or animate, morph or otherwise distort its perspective or appearance; or alter any proprietary indicators, such as “TM,” or ®, which appear with the Licensed Marks; (ii) use the Licensed Marks in any manner that violates any Applicable Laws; (iii) use the Licensed Marks as a feature or design element of or alongside or in conjunction with any other logo or any other SpinCo’s name and/or trademark, unless approved in writing by Parent; or (iv) engage in any conduct that intentionally disparages, disputes, attacks, challenges, impairs, dilutes or is likely to harm the reputation or goodwill associated with the Licensed Marks or the rights of Parent therein.
ARTICLE IV
OWNERSHIP AND VALIDITY OF LICENSED MARKS
Section 4.1    SpinCo acknowledges and agree that (a) Parent owns all right, title, and interest in and to the Licensed Marks and (b) any and all goodwill, rights or interests that might be acquired by SpinCo through the use of the Licensed Marks shall be owned by and inure to the sole benefit of Parent. If SpinCo obtains any rights or interests in the Licensed Marks, SpinCo (on behalf of itself and its Affiliate) hereby transfers, and shall execute upon request by Parent any additional documents or instruments necessary or desirable to transfer, those rights or interests to Parent and its Affiliates. SpinCo acknowledges and agrees that nothing in this Agreement shall be construed as an assignment of any ownership interest in or to the Licensed Marks, and SpinCo shall not acquire any ownership of the Licensed Marks.
Section 4.2    SpinCo and its Affiliates agree not to (a) use or register in any jurisdiction any trademarks confusingly similar to, or consisting in whole or in part of, the Licensed Marks, (b) register the Licensed Marks in any jurisdiction, without in each case the express prior written consent of Parent, or (c) use the Licensed Marks in any trade name, service name, corporate name or designation without the express prior written consent of Parent.
Section 4.3    Parent and its Affiliates acknowledge and agree that SpinCo or one of its Affiliates owns all right, title, and interest in and to the SpinCo Marks.
Section 4.4    During the Term, SpinCo shall give Parent notice promptly of any known or presumed infringements or other violations of the Licensed Marks of which it becomes aware. Parent shall retain all rights to bring all actions and proceedings in connection with infringement or other violations of the

Licensed Marks in its sole discretion. If Parent decides to enforce the Licensed Marks against an infringer, all costs incurred and recoveries made shall be for the account of Parent.
ARTICLE V
TERM AND TERMINATION
Section 5.1    The Term of this Agreement shall commence on the Effective Date and continue until terminated pursuant to the terms of this Section 5.1 or unless mutually agreed (the “Term”). This Agreement will also automatically terminate upon material cessation of use by SpinCo of all of the Licensed Marks and Domain Names licensed hereunder. The Transition Term may be extended by the Parties subject to good faith arms’ length negotiation as to the terms thereof.
Section 5.2    In the event that SpinCo materially breaches this Agreement, and Parent gives SpinCo written notice of such breach, SpinCo shall have sixty (60) days from its receipt of such notice to remedy such breach. If such breach is not remedied within such sixty (60) day period, Parent shall have the right to terminate this Agreement, subject to the dispute resolution procedure in Section 7.12 below.
Section 5.3    This Agreement shall automatically terminate with respect to SpinCo without notice to SpinCo by Parent in the event that SpinCo (a) commences, or has commenced against it, proceedings under bankruptcy, insolvency or debtor’s relief laws or similar laws in any other jurisdiction, which proceedings are not dismissed within sixty (60) days, (b) makes a general assignment for the benefit of its creditors, or (c) ceases operations or is liquidated or dissolved.
Section 5.4    Except as set forth herein, upon any expiration or termination of this Agreement, SpinCo shall cease and completely discontinue use of the Licensed Marks, the Domain Names, and all licenses granted to SpinCo herein shall immediately terminate; provided, however, that, notwithstanding the foregoing, SpinCo (a) shall have no obligation to remove, any Licensed Marks from historical books and records, archives, computer software, computer back-ups, or any other non-customer facing materials and (b) shall not be prohibited from using the Licensed Marks to the extent required or permitted by applicable Law.
Section 5.5    The following provisions of this Agreement shall survive any termination or expiration of this Agreement: Section 4.1, Section 4.2, Section 4.3, Article VI, and Article VII.
ARTICLE VI
INDEMNIFICATION; DISCLAIMERS; ASSUMPTION OF RISK
Section 6.1    SpinCo shall, during the Term and for twelve (12) months thereafter, fully indemnify and hold harmless Parent Indemnitees from and against any and all Indemnifiable Losses asserted against or suffered by any such party and arising out of a Third Party Claim resulting from (a) SpinCo’s breach of this Agreement; (b) any claim that SpinCo’s use of the Licensed Marks other than in accordance with the terms set forth in this Agreement, infringes or otherwise violates the Intellectual Property Rights of any third party; and (c) claims by SpinCo’s customers against Parent to the extent caused by actions or omissions of SpinCo after the Effective Date in Commercializing Products and Services that bear the Licensed Marks, excluding Claims for which SpinCo (or any SpinCo Indemnitee) is indemnified or indemnifiable by Parent under the Separation Agreement. The Parties agree that this Section 6.1 does not limit or modify SpinCo’s indemnity obligations under the Separation Agreement.
Section 6.2    Parent shall, during the Term and for twelve (12) months thereafter, fully indemnify and hold harmless SpinCo Indemnitees from and against any and all Indemnifiable Losses asserted against or suffered by any such party and arising out of a Third Party Claim that SpinCo’s use of the Licensed Marks in accordance with the terms of this Agreement infringes any third party trademark rights. The Parties agree that this Section 6.2 does not limit or modify Parent’s indemnity obligations under the Separation Agreement.
Section 6.3    The Parties agree that Section 6.4(b) (Third Party Claims) of the Separation Agreement shall apply to each Party’s respective obligations under Sections 6.1 and 6.2, mutatis mutandis.
Section 6.4    EXCEPT AS SET FORTH HEREIN OR IN THE SEPARATION AGREEMENT, EACH PARTY AGREES AND ACKNOWLEDGES THAT THE LICENSED MARKS ARE LICENSED HEREUNDER “AS IS,” WITH ALL FAULTS, WITHOUT WARRANTY OF ANY KIND (WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE), AND SUBJECT TO ALL EXISTING LICENSES AND RIGHTS GRANTED, AND THAT PARENT DOES NOT MAKE, AND PARENT HEREBY SPECIFICALLY DISCLAIMS, AND SPINCO AGREES IT HAS NOT RELIED UPON, ANY REPRESENTATIONS OR WARRANTIES (WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE), INCLUDING OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, NON-INFRINGEMENT, QUALITY, USEFULNESS, COMMERCIAL UTILITY, ADEQUACY, COMPLIANCE WITH ANY LAW, DOMESTIC OR FOREIGN, OR ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.
ARTICLE VII
MISCELLANEOUS
Section 7.1    Entire Agreement; Construction. This Agreement, including the Exhibits, and the Separation Agreement and other Ancillary Agreements shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments, course of dealings and writings with respect to such subject matter. In the event of any inconsistency between this Agreement and the Separation Agreement, this Agreement shall prevail with respect to the license of the Licensed Marks.
Section 7.2    Counterparts. This Agreement may be executed in more than one counterpart, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to each of the Parties.

Section 7.3    Notices. All notices, requests, claims, demands and other communications under this Agreement and, to the extent applicable and unless otherwise provided therein, under each of the Ancillary Agreements shall be in English, shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, or by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section:
To Parent:
SolarWinds Corporation
7171 Southwest Parkway
Building 400
Austin, Texas
Attn:  General Counsel
Email: general_counsel@solarwinds.com
To SpinCo:
N-able, Inc.
301 Edgewater Dr., Suite 306
Wakefield, Massachusetts 01880
Attn:  General Counsel
Email: general_counsel@n-able.com
Section 7.4    Amendments; Consents; Waivers. No amendment or other modification of this Agreement or any schedule hereto shall be effective unless in a writing signed and delivered by both Parties hereto. Any consent or waiver required or permitted to be given by any Party to the other Party under this Agreement shall be in writing and signed by the Party giving such consent or waiver and shall be effective only against such Party (and its Group).
Section 7.5    Assignment. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any party hereto without the prior written consent of the other Party (not to be unreasonably withheld or delayed), and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void. Notwithstanding the foregoing, this Agreement shall be assignable to (i) a subsidiary of a Party, or (ii) a bona fide unaffiliated third party in connection with a change of control of a Party so long as the resulting, surviving or transferee entity assumes all the obligations of the relevant party hereto by operation of law or otherwise; provided however that, unless otherwise agreed by the non-assigning Party or in connection with a change of control of a Party as described above, no assignment permitted by this Section shall release the assigning Party from liability for the full performance of its obligations under this Agreement.

Section 7.6    Successors and Assigns. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted assigns.
Section 7.7    Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any subsidiary of such Party or by any entity that becomes a subsidiary of such Party at and after the Effective Date, to the extent such subsidiary remains a Subsidiary of the applicable Party.
Section 7.8    Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.
Section 7.9    Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.
Section 7.10    Exhibits. The Exhibits shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.
Section 7.11    Governing Law. This Agreement and any dispute arising out of, in connection with or relating to this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof.
Section 7.12    Dispute Resolution. The provisions of Article VIII of the Separation Agreement shall govern any Dispute under or in connection with this Agreement.
Section 7.13    Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
Section 7.14    Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. Wherever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to “dollar” or “$” contained herein are to United States Dollars (unless otherwise specified). The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

Section 7.15    No Waiver. No failure to exercise and no delay in exercising, on the part of any Party, any right, remedy, power or privilege hereunder shall operate as a waiver hereof or thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
Section 7.16    Bankruptcy. The Parties acknowledge and agree that this Agreement is a contract under which each Parent is a Parent of intellectual property as provided in Section 365(n) of Title 11, United States Code (the “Bankruptcy Code”). Each Parent acknowledges that if it, as a debtor in possession, or a trustee in bankruptcy in a case under the Bankruptcy Code (the “Bankruptcy Trustee”) rejects this Agreement, a Licensee may elect to retain its rights under this Agreement as provided in Section 365(n) of the Bankruptcy Code.
Section 7.17    Specific Performance. Each of the Parties acknowledges and agrees that the breach of this Agreement would cause irreparable damage to the other Party and its Affiliates and that no such Party or its Affiliates will have an adequate remedy at law. Therefore, the obligations of the Parties under this Agreement shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which the Parties may have under this Agreement or otherwise.
Section 7.18    Relationship of the Parties. Nothing contained herein is intended or shall be deemed to make either Party the agent, employee, partner or joint venturer of the other Party or be deemed to provide such Party with the power or authority to act on behalf of the other Party or to bind the other Party to any contract, agreement or arrangement with any other individual or entity.
Section 7.19    Further Assurances. Each Party shall, and shall cause its Affiliates to, at its or their own expense, promptly do all things and execute all documents necessary to give full effect to this Agreement and the transactions contemplated by it, including, without limitation, executing all documents, certificates, sworn statements, agreements and other writings, and procuring the notarization and legalization thereof and/or its sworn translation if necessary, in connection with a request by any Governmental Entity for an original or duplicate version of this Agreement or required in order for the rights and obligations under this Agreement to be recognized and enforced in any jurisdiction. Each Party and its Affiliates shall undertake the foregoing at its or their own initiative or in cooperation with the other Party at its reasonable request.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

SolarWinds Corporation

By:	/s/ J. Barton Kalsu
Name:	J. Barton Kalsu
Title:	Executive Vice President, Chief Financial Officer

N-able, Inc.

By:	/s/ John Pagliuca
Name:	John Pagliuca
Title:	President, Chief Executive Officer.